SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


                                 QLT Inc. (QLTI)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    746927102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 January 1, 2009
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)



     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 746927102
 -------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Axial Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,721,392

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,721,392

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,721,392

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.01%

12.  TYPE OF REPORTING PERSON*

     OO

CUSIP No.    746927102
----------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Axial Capital Master, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,204,490

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,204,490

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,204,490

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.98%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.    746927102
----------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Marc Andersen

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,721,392
7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,721,392

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,721,392

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.01%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No.    746927102
----------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Eliav Assouline

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,721,392

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,721,392

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,721,392

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                  [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.01%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No.  746927102
---------------------

Item 1(a).  Name of Issuer:

            QLT Inc. (QLTI)
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            887 Great Northern Way, Vancouver, B.C., Canada V5T 4T5
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Axial Capital Management, LLC
            Marc Andersen
            Eliav Assouline
            Axial Capital Master, L.P.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Axial Capital Management, LLC
            101 Park Avenue, 48th Floor, New York, New York 10178

            Axial Capital Master, L.P.
            c/o Citco Fund Services (Curacao) N.V., PO Box 4774,
            Kaya Flamboyan 9, Curacao, Netherlands Antilles

            Marc Andersen
            101 Park Avenue, 48th Floor, New York, New York 10178

            Eliav Assouline
            101 Park Avenue, 48th Floor, New York, New York 10178
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Axial Capital Management, LLC - Delaware
            Axial Capital Master, L.P. - Cayman Islands
            Marc Andersen - USA
            Eliav Assouline - USA
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Shares
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            746927102
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Axial Capital Management, LLC - 6,721,392
          Axial Capital Master, L.P. - 5,204,902
          Marc Andersen - 6,721,392
          Eliav Assouline - 6,721,392
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Axial Capital Management, LLC - 9.01%
          Axial Capital Master, L.P. - 6.98%
          Marc Andersen - 9.01%
          Eliav Assouline - 9.01%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          Axial Capital Management, LLC:

          (i)   Sole power to vote or to direct the vote                     0
                                                             ------------------,


          (ii)  Shared power to vote or to direct the vote            6,721,392
                                                             ------------------,


          (iii) Sole power to dispose or to direct the                       0
                disposition of                               ------------------,


          (iv)  Shared power to dispose or to direct the             6,721,392
                disposition of                               ------------------.

          Axial Capital Master, L.P.:

          (i)   Sole power to vote or to direct the vote                      0
                                                             ------------------,


          (ii)  Shared power to vote or to direct the vote            5,204,490
                                                             ------------------,


          (iii) Sole power to dispose or to direct the                        0
                disposition of                               ------------------,


          (iv)  Shared power to dispose or to direct the              5,204,290
                disposition of                               ------------------.

          Marc Andersen:

           (i)   Sole power to vote or to direct the vote                     0
                                                             ------------------,


          (ii)  Shared power to vote or to direct the vote            6,721,392
                                                             ------------------,


          (iii) Sole power to dispose or to direct the                        0
                disposition of                               ------------------,


          (iv)  Shared power to dispose or to direct the              6,721,392
                disposition of                               ------------------.


          Eliav Assouline:

           (i)   Sole power to vote or to direct the vote                     0
                                                             ------------------,


          (ii)  Shared power to vote or to direct the vote            6,721,392
                                                             ------------------,


          (iii) Sole power to dispose or to direct the                        0
                disposition of                               ------------------,


          (iv)  Shared power to dispose or to direct the              6,721,392
                disposition of                               ------------------.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not applicable

     ---------------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not applicable
     ---------------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         Not applicable
     ---------------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not applicable
     ---------------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not applicable

     ---------------------------------------------------------------------------
Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     ---------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 3, 2009
                                        ----------------------------------------
                                                        (Date)

AXIAL CAPITAL MANAGEMENT, L.L.C.*

By: /s/ Marc Andersen, Managing Member
        ------------------------------
By: /s/ Eliav Assouline, Managing Member
        --------------------------------

AXIAL CAPITAL MASTER, L.P.*

        By: Axial Capital Partners GP, LLC

            By: /s/ Eliav Assouline, Managing Member
                    --------------------------------
            By: /s/ Marc Andersen, Managing Member
                    ------------------------------

MARC ANDERSEN*

/s/ Marc Andersen
    -------------

ELIAV ASSOULINE*

/s/ Eliav Assouline
    ---------------











* The Reporting Persons disclaim beneficial ownership in the Common Shares reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A
                                                                       ---------

                                    AGREEMENT
                                    ---------

The undersigned agree that this Amendment No. 2 to Schedule 13G dated February 3, 2009 relating to the Common Shares of QLT Inc. (QLTI) shall be filed on behalf of the undersigned.

AXIAL CAPITAL MANAGEMENT, L.L.C.

By: /s/ Marc Andersen, Managing Member
        ------------------------------
By: /s/ Eliav Assouline, Managing Member
        --------------------------------

AXIAL CAPITAL MASTER, L.P.

        By: Axial Capital Partners GP, LLC

            By: /s/ Eliav Assouline, Managing Member
                    --------------------------------
            By: /s/ Marc Andersen, Managing Member
                    ------------------------------

MARC ANDERSEN

/s/ Marc Andersen
    -------------

ELIAV ASSOULINE

/s/ Eliav Assouline
    ---------------




SK 21635 0001 960766